As filed with the Securities and Exchange Commission on January 25, 2005.

Registration No. 333-121004

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

YUKON TERRITORY, CANADA	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4601 DTC Boulevard, Suite 750
Denver, Colorado 80237
(720) 886-9656
(Address, including zip code, and telephone number,
including area code, of principal executive offices)

R. David Russell
President and Chief Executive Officer
4601 DTC Boulevard, Suite 750
Denver, Colorado 80237
(720) 886-9656
(Name, address, including zip code, and
telephone number, including area code, of agent for service)

With a copy to:

Deborah J. Friedman
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
(303) 892-9400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [   ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and Apollo Gold Corporation is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, dated January 25, 2005

APOLLO GOLD CORPORATION

24,137,681 Common Shares
_________________________

The selling shareholders identified on page 20 may use this prospectus to offer and resell from time to time up to 24,137,681 of the common shares of Apollo Gold Corporation (together with its subsidiaries, “Apollo Gold,” “we,” “us,” or “our company”) for their own accounts. The selling shareholders acquired the shares being offered for resale under this prospectus in five separate transactions: (i) in connection with the Exploration, Development and Mine Operating Agreement, dated as of April 15, 2004, certain selling shareholders acquired 48,978 of our common shares; (ii) certain selling shareholders acquired compensation warrants exercisable for up to 1,000,000 of our common shares in connection with a private placement by us of a debenture on October 19, 2004; (iii) certain selling shareholders acquired Special Notes convertible into 12% Series 2004-B Secured Convertible Debentures which are convertible into up to 11,674,665 our common shares along with warrants exercisable for up to 5,778,960 of our common shares in connection with a private placement by us of Special Notes on November 4, 2004; (iv) additional selling shareholders acquired Special Warrants convertible into up to 2,559,331 of our common shares and warrants exercisable for up to 1,535,600 of our common shares in connection with a private placement by us of Special Warrants on November 4, 2004; and (v) certain selling shareholders acquired warrants exercisable for up to 1,540,146 of our common shares in connection with a private placement by us of the Special Notes and Special Warrants on November 4, 2004. We will not receive any proceeds from the sale of the shares resold under this prospectus by the selling shareholders.

Our common shares are traded on the American Stock Exchange under the symbol “AGT” and on the Toronto Stock Exchange under the symbol “APG.” On January 20, 2005, the closing price for our common shares on the American Stock Exchange was $0.63 per share and the closing price on the Toronto Stock Exchange was $cdn 0.78 per share.

The selling shareholders may sell the shares in transactions on the American Stock Exchange or by any other method permitted by applicable law. The selling shareholders may sell the shares at prevailing market prices or at prices negotiated with purchasers and will be responsible for any commissions or discounts due to brokers or dealers. The amount of these commissions or discounts cannot be known at this time because they will be negotiated at the time of the sales. We will pay certain of the other offering expenses of the selling shareholders. See “Plan of Distribution” beginning on page 24.

References in this prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “cdn$”.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” beginning on page 5 of this prospectus in determining whether to purchase our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __, 2005.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated in this prospectus.

You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the dates of the documents incorporated by reference.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and periodic reports, proxy statements and other information with the SEC. The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to us and the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and in prior reports. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2003, Form 10-K/A filed July 2, 2004, Form 10-K/A filed July 28, 2004 and our Form 10-K/A filed January 20, 2005;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, Form 10-Q/A filed January 20, 2005, Form 10-Q/A filed January 20, 2005 and our Form 10-Q/A filed January 20, 2005;

3.	Reports on Form 8-K filed June 30, 2004, September 24, 2004, October 25, 2004, and November 9, 2004, November 15, 2004, December 3, 2004, January 5, 2005, January 6, 2005, January 13, 2005 and January 24, 2005; and

4.	The description of our capital stock set forth in our Registration Statement on Form 10, filed June 23, 2003.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to either the Chief Financial Officer or the General Counsel, Apollo Gold Corporation, 4601 DTC Boulevard, Suite 750, Denver, Colorado 80237, telephone (720) 886-9656.

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “anticipates,” “expects,” “intends,” “forecasts,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions identify forward-looking statements. These statements include comments regarding: the establishment and estimates of mineral reserves and resources, production, production commencement dates, production costs, cash operating costs, total cash costs, grade, processing capacity, potential mine life, feasibility studies, development costs, expenditures and exploration.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors described in more detail in this prospectus:

•	unexpected changes in business and economic conditions;

•	significant increases or decreases in gold prices;

•	changes in interest and currency exchange rates;

•	timing and amount of production;

•	unanticipated grade changes;

•	unanticipated recovery or production problems;

•	changes in mining and milling costs;

•	pit slides at our mining properties;

•	metallurgy, processing, access, availability of materials, equipment, supplies and water;

•	determination of reserves;

•	changes in project parameters;

•	costs and timing of development of new reserves;

•	results of current and future exploration activities;

•	results of pending and future feasibility studies;

•	joint venture relationships;

•	political or economic instability, either globally or in the countries in which we operate;

•	local and community impacts and issues;

•	timing of receipt of government approvals;

•	accidents and labor disputes;

•	environmental costs and risks;

•	competitive factors, including competition for property acquisitions;

•	availability of external financing at reasonable rates or at all; and

•	the factors discussed in this prospectus under the heading “Risk Factors.”

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Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus, in an accompanying prospectus supplement and in any documents incorporated by reference into this prospectus and the related prospectus supplement. We undertake no obligation to update forward-looking statements.

OUR BUSINESS

The earliest predecessor to Apollo Gold Corporation was incorporated under the laws of the Province of Ontario in 1936. In May 2003, it reincorporated under the laws of the Yukon Territory. Apollo Gold Corporation maintains its registered office at 204 Black Street, Suite 300, Whitehorse, Yukon Territory, Canada Y1A 2M9, and the telephone number at that office is (867) 668-5252. Apollo Gold Corporation maintains its principal executive office at 4601 DTC Boulevard, Suite 750, Denver, Colorado 80237-2571, and the telephone number at that office is (720) 886-9656. Our internet address is http://www.apollogold.com. Information contained on our website is not a part of this prospectus.

We are principally engaged in the exploration, development and mining of gold. We have focused our mining efforts to date on two principal properties: our Montana Tunnels Mine, a low grade open pit gold and base metals mine located near Helena, Montana, and our Florida Canyon Mine, a low grade open pit heap leach gold mine located southwest of Winnemucca, Nevada. Five miles south of the Florida Canyon Mine, we have developed an open pit at the Standard Mine, which will be operated in conjunction with our Florida Canyon Mine. During 2003, we acquired and incorporated into the Standard Mine property additional land positions in Buffalo Canyon. We are continuing to drill our Black Fox development property located in Ontario, Canada. Our exploration properties include our Pirate Gold, Nugget Field and Diamond Hill properties, our recently acquired Buffalo Canyon property near the Standard Mine, claims staked and land acquired at the Willow Creek property located near the Florida Canyon Mine, and our Huizopa joint venture property in the State of Sonora, Mexico.

RECENT DEVELOPMENTS

Liquidity

Since November 4, 2004, we have raised aggregate gross proceeds of approximately $20.5 million through certain debt and equity financings outlined below that will allow us to: (a) continue operations at Montana Tunnels and Florida Canyon and (b) bring the Standard Mine into full commercial production (c) to investigate the feasibility of full-scale development of our Black Fox property and (d) to commence a limited exploration and drilling program at the Huizopa project.  It should be noted that our current cash and short-term investments and cash flows from operations are not sufficient to fund the construction of our Black Fox mine, if such mine is determined to be feasible.  In order to achieve our ultimate plan, we will require external financing, which may include nonbank debt or equity financing by additional sales of our common shares and/or securities that are convertible into shares of our common shares.  There can be no assurance that additional financing will be available on terms acceptable to us, or at all.

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Series B Financing

On November 4, 2004, the Company completed a private placement of $8,756,000 of principal amount Special Notes and $1,745,000 of Special Warrants at $0.75 per Special Warrant (the “Series B Financing”). Each $1,000 in principal amount Special Note is convertible at the election of the holder into $1,000 in principal amount of the Company’s 12% Series 2004-B Secured Convertible Debentures and Special Note Warrants exercisable for 600 common shares at $0.80 per share. The principal under the 12% Series 2004-B Secured Convertible Notes is convertible into common shares of the Company at $0.75 per share. On November 4, 2004, the Company also sold $1,745,000 worth of its Special Warrants at $0.75 per Special Warrant. Each Special Warrant is convertible into Units consisting of one common share and a warrant exercisable for 0.6 of a common share at $0.80 per share. Regent Mercantile Bancorp Inc. (“Regent”) acted as placement agent for the Series B Financing and was issued a Compensation Option as partial consideration. The Compensation Option is convertible at the option of Regent into Compensation Warrants exercisable for 1,400,133 common shares at $0.80 per share. The Company used $3,206,511 of the proceeds from the Series B Financing to repay, in full, its obligations under its $3,000,000 of principal amount 25% secured debenture due January 19, 2005, which was issued on October 19, 2005. The remaining proceeds from the Series B Financing are being used to complete the waste-stripping at Montana Tunnels, to complete the Standard Mine and for development drilling at Black Fox and general corporate purposes.

The Special Notes, Special Warrants and the Compensation Option were converted on December 16, 2004. A total of $8,756,000 principal amount of the Series B Secured Debentures and 5,253,600 Special Note Warrants were issued upon the conversion of the Special Warrants. A total of 2,326,666 common shares and 1,396,000 warrants were issued upon the conversion of the Special Warrants. A total of 1,400,133 compensation warrants were issued upon the conversion of the Compensation Option.

Flow-through Offering

On December 31, 2004, the Company issued 714,285 shares to Canadian purchasers in a private placement at $0.75 per share. The shares were issued as “flow-through” shares. “Flow-through” shares are common shares to which the Company attaches tax-credits the Company received by incurring certain qualifying exploration expenses as determined under Canadian tax laws. The Company received aggregate gross proceeds of Cdn$750,000 from the offering.

Units Offering

On January 7, 2005, the Company closed the second and final tranche of an offering of 12,500,000 units (the “Unit Offering”). Each unit consists of one common share and a warrant exercisable for 0.75 common shares at $1.00 per share. The Company raised gross proceeds from the Unit offering of $9,375,000. Assuming full exercise of the warrants underlying the units, the Company issued a total of 21,875,000 common shares. Regent acted as underwriter for the Unit Offering and was issued 1,250,000 Compensation Warrants as partial compensation for its services. Each Compensation Warrant is exercisable for a unit at an exercise price of $0.75 per unit. The common shares underlying the unit and the common shares underlying the warrant comprising a portion of each unit are being registered for resale on this prospectus.

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RISK FACTORS

An investment in the securities involves a high degree of risk. You should consider the following discussion of risks in addition to the other information in this prospectus before purchasing any of the securities. In addition to historical information, the information in this prospectus contains “forward-looking” statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address some of the factors that may affect our future operating results and financial performance.

The market price of our common shares could experience volatility and could decline significantly.

Our common shares are listed on the American Stock Exchange and the Toronto Stock Exchange. Securities of small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. Other factors unrelated to our performance that could have an effect on the price of our common shares include the following:

•	the extent of analytical coverage available to investors concerning our business could be limited if investment banks with research capabilities do not continue to follow our securities;

•	the trading volume and general market interest in our securities could affect an investor’s ability to trade significant numbers of common shares;

•	the relatively small size of the public float will limit the ability of some institutions to invest in our securities; and

•	a substantial decline in our shares price that persists for a significant period of time could cause our securities to be delisted from the American Stock Exchange and the Toronto Stock Exchange, further reducing market liquidity.

As a result of any of these factors, the market price of our common shares at any given point in time might not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

If we complete additional equity financings, then our existing shareholders may experience dilution.

Any additional equity financing that we obtain would involve the sale of our common shares and/or sales of securities that are convertible or exercisable into shares of our common shares, such as share purchase warrants or convertible notes. There is no assurance that we will be able to complete equity financings that are not dilutive to our existing shareholders

The existence of outstanding rights to purchase common shares may impair our ability to raise capital.

As of January 20, 2005, approximately 32,074,537 common shares are issuable on exercise of warrants, options or other rights to purchase common shares at prices ranging from $0.75 to $1.00. During the life of the warrants, options and other rights, the holders are given an opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period such rights are outstanding may be adversely affected, and the existence of the rights may have an adverse effect on the price of our common shares. The holders of the warrants, options and other rights can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

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There may be certain tax risks associated with investments in our company.

Potential investors that are United States taxpayers should consider that we could be considered to be a “passive foreign investment company” (“PFIC”) for federal income tax purposes. Although we believe that we currently are not a PFIC and do not expect to become a PFIC in the near future, the tests for determining PFIC status are dependent upon a number of factors, some of which are beyond our control, and we can not assure you that we would not become a PFIC in the future. If we were deemed to be a PFIC, then a United States taxpayer who disposes or is deemed to dispose of our shares at a gain, or who received a so-called “excess distribution” on the shares, generally would be required to treat such gain or excess distribution as ordinary income and pay an interest charge on a portion of the gain or distribution unless the taxpayer makes a timely qualified electing fund election (a “QEF” election). A United States taxpayer who makes a QEF election generally must report on a current basis his or her share of any of our ordinary earnings and net capital gain for any taxable year in which we are a PFIC, whether or not we distribute those earnings. Special estate tax rules could be applicable to our shares if we are classified as a PFIC for income tax purposes.

We have a history of losses and we expect to incur losses in the future.

Since our inception through a merger in June 2002, we have incurred significant losses. Our net losses were $2,186,000 and $3,051,000 for the years ended December 31, 2003 and 2002, respectively. For the nine months ended September 30, 2004, we had a net loss of $6,116,000 and we expect to report a loss in the fourth quarter of 2004. There can be no assurance that we will achieve or sustain profitability in the future.

We have a limited operating history on which to evaluate our potential for future success.

We were formed as a result of a merger in June 2002 and have only a limited operating history upon which you can evaluate our business and prospects. During this period, we have not generated sufficient revenues to cover our expenses and costs. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

We are dependent on certain key personnel.

We are currently dependent upon the ability and experience of R. David Russell, our President and Chief Executive Officer; Richard F. Nanna, our Vice President-Exploration; and Melvyn Williams, our Chief Financial Officer, Senior Vice President-Finance and Corporate Development. We believe that our success depends on the continued service of our key officers and there can be no assurance that we will be able to retain any or all of such officers. We currently do not carry key person insurance on any of these individuals, and the loss of one or more of them could have a material adverse effect on our operations.

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Our earnings may be affected by metals price volatility, specifically the volatility of gold and zinc prices.

We derive all of our revenues from the sale of gold, silver, lead and zinc and, as a result, our earnings are directly related to the prices of these metals. Changes in the price of gold significantly affect our profitability. Gold prices historically have fluctuated widely, based on numerous industry factors including:

•	industrial and jewelry demand;

•	central bank lending, sales and purchases of gold;

•	forward sales of gold by producers and speculators;

•	production and cost levels in major gold-producing regions; and

•	rapid short-term changes in supply and demand because of speculative or hedging activities.

Gold prices are also affected by macroeconomic factors, including:

•	confidence in the global monetary system;

•	expectations of the future rate of inflation (if any);

•	the strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted) and other currencies;

•	interest rates; and

•	global or regional political or economic events, including but not limited to acts of terrorism.

The current demand for, and supply of, gold also affects gold prices. The supply of gold consists of a combination of new production from mining and existing shares of bullion held by government central banks, public and private financial institutions, industrial organizations and private individuals. As the amounts produced by all producers in any single year constitute a small portion of the total potential supply of gold, normal variations in current production do not usually have a significant impact on the supply of gold or on its price. Mobilization of gold held by central banks through lending and official sales may have a significant adverse impact on the gold price.

The market prices for silver, zinc and lead are also volatile and are affected by numerous factors beyond our control, including global or regional consumptive patterns, speculative activities, and general global political and economic conditions. Our Montana Tunnels Mine has historically produced approximately 45 million pounds of these metals annually, and therefore the market prices of these metals have a significant effect on our financial condition and results of operations.

All of the above factors are beyond our control and are impossible for us to predict. If the market prices for gold, silver, zinc or lead fall below our costs to produce them for a sustained period of time, we will experience additional losses and we could also be required by our reduced revenue to discontinue exploration, development and/or mining at one or more of our properties.

On January 20, 2005, the closing prices for gold and silver as reported on the London P.M. fix were $423.22 per ounce and $6.63 per ounce, respectively and the closing prices for zinc and lead as reported on the London Metals Exchange were $0.43 per pound and $0.58 per pound, respectively.

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Our reserve estimates are potentially inaccurate.

We estimate our reserves on our properties as either “proven reserves” or “probable reserves.” Our ore reserve figures and costs are primarily estimates and are not guarantees that we will recover the indicated quantities of these metals. We estimate proven reserve quantities based on sampling and testing of sites conducted by us and by independent companies hired by us. Probable reserves are based on information similar to that used for proven reserves, but the sites for sampling are less extensive, and the degree of certainty is less. Reserve estimation is an interpretive process based upon available geological data and statistical inferences and is inherently imprecise and may prove to be unreliable. The amount and economic value of reserves may be adversely affected by:

•	declines in the market price of the various metals we mine;

•	declines in the quality of the ore we mine;

•	increased production or capital costs; or

•	reduced recovery rates.

Reserve estimates will be reduced as existing reserves are depleted through production. Reserves may be reduced due to lower than anticipated volume and grade of reserves mined and processed and recovery rates. Our reserve estimates for the Standard Mine property, that has not yet commenced commercial production, may change based on actual production experience.

Reserve estimates are calculated using assumptions regarding metals prices. These prices have fluctuated widely in the past. Declines in the market price of metals, as well as increased production costs, capital costs and reduced recovery rates, may render reserves uneconomic to exploit. Any material reduction in our reserves may lead to increased net losses, reduced cash flow, asset write-downs and other adverse effects on our results of operations and financial condition. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the amount of metal estimated will be produced or the indicated level of recovery of these metals will be realized.

We may not achieve our production estimates.

We prepare estimates of future production for our operations. We develop our plans based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing. Our actual production may vary from estimates for a variety of reasons, including:

•	risks and hazards of the types discussed in this section;

•	actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics;

•	short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades;

•	mine failures, pit wall slides or cave-ins or equipment failures;

•	natural phenomena such as inclement weather conditions, floods and earthquakes;

•	unexpected labor shortages or strikes;

•	restrictions or regulations imposed by government agencies; and

•	litigation pursued by governmental agencies or environmental groups.

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Each of these factors also applies to future development properties not yet in production and to the Standard Mine, Montana Tunnels and Florida Canyon expansions. In these cases, we do not have the benefit of actual experience in our estimates, and there is a greater likelihood that the actual results will vary from the estimates. In addition, development and expansion projects are subject to unexpected construction and start-up problems and delays.

Our future profitability depends in part, on actual economic returns and actual costs of developing mines, which may differ significantly from our estimates and involve unexpected problems, costs and delays.

From time to time we will engage in the development of new ore bodies. Our ability to sustain or increase our present level of production is dependent in part on the successful exploration and development of new ore bodies and/or expansion of existing mining operations. Decisions about the development of Black Fox and other future projects may be based on feasibility studies. The economic feasibility of our development projects is based upon many factors, including:

•	estimates of reserves;

•	anticipated metallurgical characteristics that are to be mined and processed;

•	anticipated recurring rates of gold and other minerals from the ore;

•	capital and operating costs of comparable facilities and equipment; and

•	future gold/metal prices.

Development projects are also subject to the successful completion of feasibility studies, issuance of necessary governmental permits and receipt of adequate financing.

Development projects have no operating history upon which to base estimates of future cash flow. Our estimates of proven and probable ore reserves and cash operating costs are, to a large extent, based upon detailed geologic and engineering analysis. We also conduct feasibility studies that derive estimates of capital and operating costs based upon many factors, including:

•	anticipated tonnage and grades of ore to be mined and processed;

•	the configuration of the ore body;

•	ground and mining conditions;

•	expected recovery rates of the gold from the ore; and

•	anticipated environmental and regulatory compliance costs.

It is possible that actual costs and economic returns may differ materially from our best estimates. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase and to require more capital than anticipated. There can be no assurance that our operations at the Standard Mine or any other development property will be profitable.

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Exploration in general, and gold exploration in particular, are speculative and are frequently unsuccessful.

Mineral exploration, particularly for gold and silver, is highly speculative in nature, capital intensive, involves many risks and frequently is nonproductive. There can be no assurance that our mineral exploration efforts will be successful. Success in increasing our reserves will be the result of a number of factors, including the following:

•	quality of management;

•	geological and technical expertise;

•	quality of land available for exploration; and

•	capital available for exploration.

If we discover a site with gold or other mineralization, it will take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that our exploration programs will result in the expansion or replacement of existing ore reserves that are being depleted by current production.

We are dependent upon two mining properties.

All of our revenues are currently derived from our mining and milling operations at the Montana Tunnels Mine and Florida Canyon Mine, which are low grade mines. We recently experienced problems related to the milling of low-grade ore at the Montana Tunnels Mine and problems associated with the leaching of gold at our Florida Canyon Mine, both of which negatively affected our revenues. If operations at either of these mines or at any of our processing facilities are reduced, interrupted or curtailed, for any reason, our results of operations and financial condition could be materially adversely affected.

We do not currently have and may not be able to raise the funds necessary to explore and develop our Black Fox and Huizopa properties and our other properties.

We do not currently have sufficient funds to develop a mine at Black Fox, and to fund a full exploration and development program at Huizopa and our other properties. Black Fox, Huizopa and our other development properties may require significant capital expenditures. Sources of external financing may include bank and nonbank borrowings and future debt and equity offerings. There can be no assurance that financing will be available on acceptable terms, or at all. The failure to obtain financing would have a material adverse effect on our growth strategy and our results of operations and financial condition

Most of our assets are pledged to the holders of our 12% Series 2004-B Secured Convertible Debentures and we may not be able to obtain financing from an asset based lender.

The majority of our assets, including the stock certificate evidencing ownership of the Montana Tunnels Mine, are pledged to the holders of our 12% Series 2004-B Secured Convertible Debentures as security for our obligations under these debentures. Because we have pledged most of our assets to other parties, it may be difficult for us to raise additional external funds through bank, asset based lenders, or other types of lenders, which may require us to raise additional funds through future debt and equity offerings. In addition, the inability to pledge significant assets may make it difficult or impossible to receive financing on acceptable terms, or at all. The failure to obtain acceptable financing may have a material adverse effect on our growth strategy and our results of operations and financial condition.

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Possible hedging activities could expose us to losses.

In connection with a previous financing we have gold hedging contracts covering 16,000 ounces as of January 1, 2005 that involve the use of put and call options. The contracts give the holder the right to buy and us the right to sell stipulated amounts of gold at the upper and lower exercise prices, respectively. The contracts continue through April 25, 2005, with a call option of $345 per ounce and a put option of $295 per ounce. Based on recent gold prices of approximately $440 per ounce, we are realizing about $95 an ounce less than the market price on our currently outstanding hedging positions.

In the future, we may enter into additional precious and/or base metals hedging contracts that may involve outright forward sales contracts, spot-deferred sales contracts, the use of options which may involve the sale of call options and the purchase of all these hedging instruments. There can be no assurance that we will be able to successfully hedge against price, currency and interest rate fluctuations. In addition, our ability to hedge against zinc and lead price risk in a timely manner may be adversely affected by the smaller volume of transactions in both the zinc and lead markets. Further, there can be no assurance that the use of hedging techniques will always be to our benefit. Some hedging instruments may prevent us from realizing the benefit from subsequent increases in market prices with respect to covered production. This limitation would limit our revenues and profits. Hedging contracts are also subject to the risk that the other party may be unable or unwilling to perform its obligations under these contracts. Any significant nonperformance could have a material adverse effect on our financial condition and results of operations.

We face substantial governmental regulation.

Safety. Our U.S. mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977. The Occupational Safety and Health Administration (“OSHA”) also has jurisdiction over safety and health standards not covered by MSHA. Our policy is to comply with applicable directives and regulations of MSHA and OSHA. We have made and expect to make in the future, significant expenditures to comply with these laws and regulations.

Current Environmental Laws and Regulations. We must comply with environmental standards, laws and regulations that may result in increased costs and delays depending on the nature of the regulated activity and how stringently the regulations are implemented by the regulatory authority. The costs and delays associated with compliance with such laws and regulations could stop us from proceeding with the exploration of a project or the operation or future exploration of a mine. Laws and regulations involving the protection and remediation of the environment and the governmental policies for implementation of such laws and regulations are constantly changing and are generally becoming more restrictive. We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations. These requirements include regulations under many state and U.S. federal laws and regulations, including:

•	the Comprehensive Environmental Response, Compensation and Liability Act of 1980 which regulates and establishes liability for the release of hazardous substances;

•	the Endangered Species Act;

•	the Clean Water Act;

•	the Clean Air Act;

•	the Resource Conservative and Recovery Act;

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•	the Migratory Bird Treaty Act;

•	the Safe Drinking Water Act;

•	the Emergency Planning and Community Right-to-Know Act;

•	the Federal Land Policy and Management Act;

•	the National Environmental Policy Act;

•	the National Historic Preservation Act;

•	Montana Comprehensive Environmental Cleanup and Responsibility Act;

•	Montana Strip and Underground Mine Reclamation Act; and

•	Nevada Mined Land Reclamation statute.

Some of our properties are located in historic mining districts with past production and abandoned mines. The major historical mine workings and processing facilities owned (wholly or partially) by us are being targeted by the Montana Department of Environmental Quality (“MDEQ”) for publicly funded cleanup, which reduces our exposure to financial liability. We are participating with the MDEQ under Voluntary Cleanup Plans on those sites. Our cleanup responsibilities have been completed at the Corbin Flats Facility and at the Gregory Mine site, both located in Jefferson County, Montana, under programs involving cooperative efforts with the MDEQ. The Corbin Flats Facility was the MDEQ’s number one priority site in Jefferson County targeted for cleanup under the Montana Comprehensive Environmental Cleanup and Responsibility Act (“CECRA”). The MDEQ has reimbursed us for more than half of our cleanup costs at the Corbin Flats Facility under two Montana State public environmental cleanup funding programs. MDEQ is contemplating remediation of the Washington Mine site at public expense under the Surface Mining Control and Reclamation Act of 1977 (“SMCRA”). In February 2004, we consented to MDEQ’s entry onto the portion of the Washington Mine site owned by us to undertake publicly funded remediation under SMCRA. In March 2004, we entered into a definitive written settlement agreement with MDEQ and the Bureau of Land Management (“BLM”) under which MDEQ will conduct publicly funded remediation of the Wickes Smelter site under SMCRA and will grant us a site release in exchange for our donation of the portion of the site owned by us to BLM for use as a waste repository. However, there can be no assurance that we will continue to resolve disputed liability for historical mine and ore processing facility waste sites on such favorable terms in the future. We remain exposed to liability, or assertions of liability, that would require expenditure of legal defense costs, under joint and several liability statutes for cleanups of historical wastes that have not yet been completed.

Environmental laws and regulations may also have an indirect impact on us, such as increased costs for electricity due to acid rain provisions of the Clean Air Act Amendments of 1990. Charges by refiners to which we sell our metallic concentrates and products have substantially increased over the past several years because of requirements that refiners meet revised environmental quality standards. We have no control over the refiners’ operations or their compliance with environmental laws and regulations.

Potential Legislation. Changes to the current laws and regulations governing the operations and activities of mining companies, including changes to the U.S. General Mining Law of 1872, and permitting, environmental, title, health and safety, labor and tax laws, are actively considered from time to time. We cannot predict which changes may be considered or adopted and changes in these laws and regulations could have a material adverse impact on our business. Expenses associated with the compliance with new laws or regulations could be material. Further, increased expenses could prevent or delay exploration or mine development projects and could therefore affect future levels of mineral production.

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We are subject to environmental risks.

Environmental Liability. We are subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste rock and materials that could occur as a result of our mineral exploration and production. To the extent that we are subject to environmental liabilities, the payment of such liabilities or the costs that we may incur to remedy environmental pollution would reduce funds otherwise available to us and could have a material adverse effect on our financial condition or results of operations. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on us. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) because it is not generally available at a reasonable price or at all.

Environmental Permits. All of our exploration, development and production activities are subject to regulation under one or more of the various state, federal and provincial environmental laws and regulations in Canada, Mexico and the U.S. Many of the regulations require us to obtain permits for our activities. We must update and review our permits from time to time, and are subject to environmental impact analyses and public review processes prior to approval of the additional activities. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have a significant impact on some portion of our business, causing those activities to be economically reevaluated at that time. Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capabilities. The posting of bonding in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, and therefore increases in bonding requirements could prevent our operations from continuing even if we were in full compliance with all substantive environmental laws.

We face strong competition from other mining companies for the acquisition of new properties.

Mines have limited lives and as a result, we may seek to replace and expand our reserves through the acquisition of new properties. In addition, there is a limited supply of desirable mineral lands available in the United States, Canada and Mexico and other areas where we would consider conducting exploration and/or production activities. Because we face strong competition for new properties from other mining companies, some of which have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable.

The titles to some of our properties may be uncertain or defective.

Certain of our United States mineral rights consist of “unpatented” mining claims created and maintained in accordance with the U.S. General Mining Law of 1872. Unpatented mining claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the General Mining Law. Also, unpatented mining claims and related rights, including rights to use the surface, are subject to possible challenges by third parties or contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims.

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In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law. Although no such legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future. If ever adopted, such legislation could, among other things, impose royalties on gold production from currently unpatented mining claims located on federal lands. If such legislation is ever adopted, it could have an adverse impact on earnings from our operations, could reduce estimates of our reserves and could curtail our future exploration and development activity on federal lands.

While we have no reason to believe that the existence and extent of any of our properties are in doubt, title to mining properties are subject to potential claims by third parties claiming an interest in them.

We may lose rights to properties if we fail to meet payment requirements or development or production schedules.

We derive the rights to most of our mineral properties from unpatented mining claims, leaseholds, joint ventures or purchase option agreements which require the payment of maintenance fees, rents, or purchase price installments, exploration expenditures, or other fees. If we fail to make these payments when they are due, our rights to the property may lapse. There can be no assurance that we will always make payments by the requisite payment dates. In addition, some contracts with respect to our mineral properties require development or production schedules. There can be no assurance that we will be able to meet any or all of the development or production schedules. Our ability to transfer or sell our rights to some of our mineral properties requires government approvals or third party consents, which may not be granted.

Our operations may be adversely affected by risks and hazards associated with the mining industry.

Our business is subject to a number of risks and hazards including:

•	environmental hazards;

•	political and country risks;

•	industrial accidents;

•	labor disputes;

•	unusual or unexpected geologic formations;

•	cave-ins;

•	slope failures and landslides; and

•	flooding and periodic interruptions due to inclement or hazardous weather conditions.

Such risks could result in:

•	damage to or destruction of mineral properties or producing facilities;

•	personal injury or death;

•	environmental damage;

•	delays in mining;

•	monetary losses; and

•	legal liability.

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For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice. However, we may not be able to maintain current levels of insurance, particularly if there is a significant increase in the cost of premiums. Insurance against environmental risks is generally too expensive or not available for us and other companies in our industry, and, therefore, we do not maintain environmental insurance. To the extent we are subject to environmental liabilities, we would have to pay for these liabilities. Moreover, in the event that we are unable to fully pay for the cost of remedying an environmental problem, we might be required to suspend or significantly curtail operations or enter into other interim compliance measures.

You could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.

We are a Yukon Territory, Canada, corporation. Substantially all of our assets are located outside of Canada and our head office is located in the United States. Additionally, a number of our directors and the experts named in this prospectus are residents of Canada. Although we have appointed Lackowicz, Shier & Hoffman as our agents for service of process in the Yukon Territory, it might not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation. It could also be difficult for you to effect service of process in connection with any action brought in the United States upon such directors and experts. Execution by United States courts of any judgment obtained against us, or any of the directors, executive officers or experts named in this prospectus, in United States courts would be limited to the assets or the assets of such persons or corporations, as the case might be, in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

We may not be successful in our efforts to comply with Section 404 of the Sarbanes Oxley Act of 2002, which could divert our financial and managerial efforts away from our operations and potentially subject us to penalties.

We are currently engaged in a comprehensive effort in preparation for compliance with Section 404 of the Sarbanes Oxley Act of 2002. This effort includes the documentation, testing and review of our internal controls over financial reporting under the direction of senior management. We recognize that our compliance plan contains several time-critical milestones and that if we do not achieve timely completion of these milestones, our auditors may not have sufficient time to test our controls and procedures before we file our Section 404 compliance in our 2004 Form 10-K with the U.S. Securities and Exchange Commission or an amendment thereto. Currently the Company is evaluating its internal controls over financial reporting with a view to reporting managements assessment as per the requirements of Section 404, we may be required to disclose deficiencies and take other actions which could result in the use of significant financial and managerial resources, as well as be subject to penalties and other enforcement actions under U.S. securities laws. While we plan to complete the work and to meet all of the requirements under Section 404 of the Sarbanes-Oxley Act of 2002, we may not be successful in this effort.

If we cannot successfully operate our production properties or raise additional funds to finance our Black Fox Property we may not be able to continue as a going concern.

The Company's ability to continue as a going concern is dependent on its ability to successfully operate the Montana Tunnels Mine and Florida Canyon Mine (including the Standard mine). The Company will not have sufficient resources from existing operations to finance the development of the Black Fox project. The Company is actively seeking financing to develop the Black Fox project, however, the availability, amount and timing of this financing is not certain at this time.

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USE OF PROCEEDS

All of the common shares covered by this prospectus are being sold by the selling shareholders identified in this prospectus, or by their respective pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of these common shares. See “Selling Shareholders.”

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of common shares, without par value. As of January 20, 2005, there were 95,173,120 common shares outstanding.

Dividend Rights

Holders of our common shares may receive dividends when, as and if declared by our board on the common shares, subject to the preferential dividend rights of any other classes or series of shares of our company. In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of our company’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

Voting and Other Rights

Holders of our common shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast.

Election of Directors

All of the directors serve from the date of election or appointment until the earlier of the next annual meeting of the company’s shareholders or the date on which their successors are elected or appointed in accordance with the provisions of our By-laws and Articles of Arrangement. Directors are elected by a majority of votes cast.

Liquidation

In the event of any liquidation, dissolution or winding up of Apollo Gold, holders of the common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities that may then be outstanding.

Redemption

Apollo Gold common shares are not redeemable or convertible.

Other Provisions

All outstanding common shares are, and the common shares offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.

You should read the prospectus supplement relating to any offering of common shares, or of securities convertible, exchangeable or exercisable for common shares, for the terms of the offering, including the number of common shares offered, any initial offering price and market prices relating to the common shares.

This section is a summary and may not describe every aspect of our common shares that may be important to you. We urge you to read our Articles of Arrangement, as amended, and our By-laws, because they, and not this description, define your rights as a holder of our common shares. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

CIBC Mellon Trust Company, P. O. Box 7010 Adelaide Postal Station, Toronto, Ontario M5E2W9, Canada, is the transfer agent and registrar for our common shares.

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SELLING SHAREHOLDERS

The selling shareholders identified below, or their respective pledgees, donees, assignees, transferees or other successors in interest, are selling all of the common shares being offered under this prospectus.

Share Payment

We entered into an Exploration, Development and Mine Operating Agreement with Argonaut Mines LLC (“Argonaut”) on April 15, 2004 (the “Exploration Agreement”). In connection with the Exploration Agreement, we issued 48,978 of our common shares to Argonaut as a partial payment to acquire an interest in the Huizopa joint venture property in the State of Sonora, Mexico.

Compensation Warrant

On October 19, 2004, we issued to Regent Securities Capital Corporation a Series A Debenture in the principal amount of $3,000,000 and to Regent Mercantile Bancorp, Inc. (“Regent”) compensation warrants to purchase 1,000,000 of our common shares. The Series A Debenture was repaid on November 4, 2004.

The warrants expire on October 19, 2006 and are immediately exercisable. The initial exercise price of the warrant is $0.80 per share and is subject to adjustment in the event we increase or reduce the number of our common shares by stock split, issue a stock dividend or issue derivative securities to our existing common shareholders at a price per common share below 95% of the then current market price of our common shares.

Pursuant to the Underwriting Agreement with Regent, we agreed to register the common shares issuable to Regent upon exercise of the warrants, and to keep the registration statement effective until the earlier of October 19, 2006, the date on which all of the common shares registered for Regent hereunder are sold, or until all of the shares are eligible for resale pursuant to Rule 144(k) of the Securities Act of 1933, as amended (the “Act”).

Special Notes

On November 4, 2004, we entered into Subscription Agreements for Special Notes (the “Note Subscription Agreement”) pursuant to which we agreed to sell $8,756,250 of Special Notes (the “Special Notes”). Each $1,000 principal amount of Special Notes is convertible, with no additional consideration, into $1,000 principal amount of the Company’s 12% Series 2004-B Secured Convertible Debentures, due November 4, 2007 (the “Series B Debentures”), and six hundred warrants exercisable for common shares of the Company at $0.80 per share (the “Special Note Warrants”). The Special Notes were converted on December 16, 2004. A total of $8,756,000 principal amount of the Series B Debentures and 5,253,600 Special Note Warrants were issued upon the conversion of the Special Notes. The principal under the Series B Debentures is convertible into our common shares at a conversion price of $0.75 per share. Based on the outstanding principal amount of $8,756,250 for the Special Notes, the Series B Debentures are convertible into 11,674,665 common shares and up to 5,778,960 common shares on exercise of the Special Note Warrants. The sale of the Special Notes closed on November 4, 2004.

Pursuant to a Registration Rights Agreement with the holders of the Special Notes, we agreed to register the common shares issuable to the holders of the Special Notes upon conversion of the Series B Debentures and the common shares issuable to holders of the Special Notes upon exercise of the Special Note Warrants, and to keep the registration statement effective until the earlier of the date on which all of the common shares registered thereunder are sold, or until all of the shares (excluding those held by “affiliates” of the Company) are eligible for resale pursuant to Rule 144(k) of Act.

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Special Warrants.

On November 4, 2004, we sold Special Warrants (the “Special Warrants”) at a price of $0.75 per Special Warrant to private purchasers for a total amount of $1,745,000. Each Special Warrant is convertible into a unit (the “Units”) consisting of one common share of the Company and 0.6 Unit Warrants (the “Unit Warrants”) exercisable for common shares at $0.80 per share. The Special Warrants were converted on December 16, 2004. A total of 2,326,666 common shares and 1,396,000 Unit Warrants were issued upon the conversion of the Special Warrants.

Pursuant to a Registration Rights Agreement with the holders of the Special Warrants, we agreed to register the common shares issuable to the holders of the Special Warrants upon conversion of the Special Warrants into Units and the common shares issuable to holders of the Special Warrants upon exercise of the Unit Warrants, and to keep the registration statement effective until the earlier of the date on which all of the common shares registered thereunder are sold, or until all of the shares (excluding those held by “affiliates” of the Company) are eligible for resale pursuant to Rule 144(k) of the Act.

Compensation Option

In connection with the issuance of the Special Notes and Special Warrants on November 4, 2004, and pursuant to an Agency Agreement, we issued to Regent a Compensation Option convertible without additional consideration into Compensation Warrants exercisable to purchase up to 1,540,146 of our common shares at an exercise price of $0.80 per share (assuming the penalty provision outlined in the paragraph below is triggered). The Compensation Option was converted on December 16, 2004 and a total of 1,400,133 Compensation Warrants were issued upon the conversion of the Compensation Option.

The Compensation Warrants expire on November 4, 2006 and will be immediately exercisable. The initial exercise price of the warrant is $0.80 per share and is subject to adjustment in the event we increase or reduce the number of our common shares by stock split, issue a stock dividend or derivative securities to our existing common shareholders at a price per common share below 95% of the current market price of our common shares.

Pursuant to the Registration Rights Agreement with Regent, we agreed to register the common shares issuable to Regent upon exercise of the Compensation Warrant, and to keep the registration statement effective until the earlier of the date on which all of the common shares received upon exercise of the Compensation Warrants hereunder are sold, or until all of the shares (excluding those held by “affiliates” of the Company) are eligible for resale pursuant to Rule 144(k) of the Act.

Registration of these shares does not necessarily mean that the selling shareholders will sell all or any of the shares. The selling shareholders may each be deemed an “underwriter” within the meaning of the Act.

The following table provides information regarding the selling shareholders and the number of common shares that the selling shareholders are offering under this prospectus. This information has been obtained from the selling shareholders. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. We believe that the selling shareholders have sole voting and investment power with respect to all shares beneficially owned. The percentage ownership data is based on 95,173,120 common shares outstanding as of January 20, 2005. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling shareholders.

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The selling shareholders may offer all, some portion or none of their common shares. As a result, we are not able to accurately estimate the amount or percentage of common shares that will be held by the selling shareholders at any given time. In addition, the selling shareholders identified below may have sold, transferred or disposed of all or a portion of their common shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act, resulting in a reduction of the number of common shares beneficially owned by the selling shareholders.

	Before the Offering				After the Offering
Name of Selling Shareholder	Number of Common Shares Beneficially Owned(1)	Percentage of Common Shares Outstanding(2)		Common Shares Registered for Resale	Common Shares Beneficially Owned (3)	Percentage of Common Shares Outstanding

Argonaut Mines LLC(4)	48,978	*	%	48,978	0	*	%
Regent Mercantile Bancorp, Inc.(5)	4,727,647	5.0%		2,540,147	2,187,500	2.3%
Owen Trust Ltd.(6)	46,934	*	%	46,934	0	*	%
Northern Rivers Innovation Fund LP(7)	458,304	*	%	458,304	0	*	%
Delta One Northern Rivers RSP Fund(8)	16,368	*	%	16,368	0	*	%
Delta One Northern Rivers Fund(9)	53,328	*	%	53,328	0	*	%
Lyndhurst Limited(10)	234,666	*	%	234,666	0	*	%
T. Sean Harvey(11)	199,333	*	%	199,333	0	*	%
Genus Dynamic Gold Fund(12)	2,591,333	2.7%		2,591,333	0	*	%
Ruffer Baker Steel Gold Fund(13)	1,096,333	1.2%		1,096,333	0	*	%
RIT Capital Partners Baker Steel(14)	299,000	*	%	299,000	0	*	%
Armstrong Financial(15)	234,666	*	%	234,666	0	*	%
RAB Special Situations LP(16)	8,326,666	8.8%		8,326,666	0	*	%
Smithfield Fiduciary LLC(17)	996,667	1.1%		996,667	0	*	%
SPGP (Societe Privee De Gestion De Patrimoine)(18)	2,099,333	2.2%		2,099,333	0	*	%
Elizabeth Cryer(19)	112,125	*	%	112,125	0	*	%
Melvyn Williams(21)	299,333	*	%	199,333	100,000	*	%
Palymrya Fund (22)	598,000	*	%	598,000	0	*	%
Regent Securities Capital Corporation (23)	1,993,333	2.1%		1,993,333	0	*	%
Truk International Fund, LP (24)	13,953	*	%	13,953	0	*	%
Truk Opportunity Fund, LLC (25)	185,380	*	%	185,380	0	*	%
Liann K. Russell (26)	1,622,525(27)	1.7%		598,000	1,024,525	1.1%
George Robinson (28)	1,071,667	1.1%		996,667	75,000	*	%

TOTAL	27,524,706	28.9%		24,137,681	3,387,025	3.6%

*	Less than one percent.

(1)	Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security.

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(2)	The percentage ownership for each beneficial owner listed above is based on 95,173,120 common shares outstanding as of January 20, 2005. In accordance with SEC rules, options to purchase shares of common stock that are exercisable as of January 20, 2005, or will become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing such person's percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Assumes that all of the shares currently beneficially owned by the selling shareholder and registered hereunder are sold, and that the selling shareholder acquires no additional common shares before the completion of this offering.

(4)	The membership interests in the selling shareholder are controlled by Mr. Joe Green.

(5)	Includes 1,000,000 shares issuable upon exercise of the outstanding compensation warrants and up to 1,540,183 shares issuable upon exercise of compensation warrants to be received upon conversion of the Compensation Option. Also includes 1,250,000 shares issuable upon exercise of compensation warrants for units issued to the selling shareholder on January 7, 2005 and up to 937,500 shares issuable upon exercise of warrants underlying the compensation warrant for units. The Compensation Option and outstanding compensation warrants were received by the selling shareholder directly from the Company as compensation for the services of the selling shareholder in the private placement of the Company’s securities. Mr. Jay Jaski controls the selling shareholder.

(6)	Includes up to 29,334 shares issuable upon conversion of Special Warrants and up to 17,600 shares issuable upon exercise of Unit Warrants to be received upon conversion of Special Warrants. The selling shareholder serves as the trustee of the Pegasus Trust. Mr. Antonio Carlos Gurdes Teixera has authority from the selling shareholder regarding the portfolio management decisions with respect to the Special Warrants owned by the selling shareholder. By reason of such authority, Mr. Teixera may be deemed to share dispositive power over the Special Warrants owned by the selling shareholder. Mr. Teixera disclaims beneficial ownership of such of Special Warrants.

(7)	Includes up to 286,440 shares issuable upon conversion of Special Warrants and up to 171,864 shares issuable upon exercise of Unit Warrants to be received upon conversion of Special Warrants. Northern Rivers General Partners Ltd. is the general partner and exercises voting and dispositive power over the Special Warrants held by the selling shareholder. Likrilyn Capital Corporation and Cindy Blakely control Northern Rivers General Partners Ltd.

(8)	Includes up to 10,230 shares issuable upon conversion of Special Warrants and up to 6,138 shares issuable upon exercise of Unit Warrants to be received upon conversion of Special Warrants. Jovian Asset Management and Peter Linder serve as the general partners of the selling shareholder. The partnership interests in Jovian Asset Management are owned by Jovian Capital Corp. a publicly-held corporation.

(9)	Includes up to 33,330 shares issuable upon conversion of Special Warrants and up to 19,998 shares issuable upon exercise of Unit Warrants to be received upon conversion of Special Warrants. Jovian Asset Management and Peter Linder serve as the general partners of the selling shareholder. The partnership interests in Jovian Asset Management are owned by Jovian Capital Corp. a publicly-held corporation.

(10)	Includes up to 146,666 shares issuable upon conversion of Special Warrants and up to 88,000 shares issuable upon exercise of Unit Warrants to be received upon conversion of Special Warrants. The selling shareholder is controlled by Mr. Demetrios Panagiotis Kanakauis and Mr. Kanakauis exercises voting and dispositive power over the Special Warrants held by the selling shareholder. Mr. Kanakauis disclaims beneficial ownership of such of Special Warrants.

(11)	Includes up to 133,333 shares issuable upon conversion of 12% Series 2004-B Secured Convertible Debentures to be received upon conversion of the Special Notes and up to 66,000 shares issuable upon exercise of Special Note Warrants to be received upon conversion of Special Notes.

(12)	Includes up to 1,733,333 shares issuable upon conversion of 12% Series 2004-B Secured Convertible Debentures to be received upon conversion of the Special Notes and up to 858,000 shares issuable upon exercise of Special Note Warrants to be received upon conversion of Special Notes. The selling shareholder is managed by Baker Steel Managers LLP. Aneil Bhatt is authorized by Baker Steel Managers LLP to exercise voting and dispositive power over the Special Notes held by the selling shareholder. Mr. Bhatt disclaims beneficial ownership of such Special Notes.

(13)	Includes up to 733,333 shares issuable upon conversion of 12% Series 2004-B Secured Convertible Debentures to be received upon conversion of the Special Notes and up to 363,000 shares issuable upon exercise of Special Note Warrants to be received upon conversion of Special Notes. The selling shareholder is managed by Baker Steel Managers LLP. Aneil Bhatt is authorized by Baker Steel Managers LLP to exercise voting and dispositive power over the Special Notes held by the selling shareholder. Mr. Bhatt disclaims beneficial ownership of such Special Notes.

(14)	Includes up to 200,000 shares issuable upon conversion of 12% Series 2004-B Secured Convertible Debentures to be received upon conversion of the Special Notes and up to 99,000 shares issuable upon exercise of Special Note Warrants to be received upon conversion of Special Notes. The selling shareholder is managed by Baker Steel Managers LLP. Aneil Bhatt is authorized by Baker Steel Managers LLP to exercise voting and dispositive power over the Special Notes held by the selling shareholder. Mr. Bhatt disclaims beneficial ownership of such Special Notes.

(15)	Includes up to 146,666 shares issuable upon conversion of Special Warrants and up to 88,000 shares issuable upon exercise of Unit Warrants to be received upon conversion of Special Warrants. GMG Corporate Control Services Corp. (“GMG”) exercises voting and dispositive power over the Special Warrants held by the selling shareholder. Mr. Dave Elzas and Mr. Newman Leech serve as directors of GMG. By reason of such position, Messrs. Elzas and Leech may be deemed to share dispositive power over the Special Warrants owned by the selling shareholder. Messrs. Elzas and Leech disclaim beneficial ownership of such Special Warrants.

(16)	Includes up to 4,000,000 shares issuable upon conversion of 12% Series 2004-B Secured Convertible Debentures to be received upon conversion of the Special Notes, up to 1,980,000 shares issuable upon exercise of Special Note Warrants to be received upon conversion of Special Notes, up to 1,466,666 shares issuable upon conversion of Special Warrants and up to 880,000 shares issuable upon exercise of Unit Warrants to be received upon conversion of Special Warrants. RAB Partners Limited serves as the general partner of the selling shareholder. The partnership interests in RAB Partners Limited are wholly-owned by RAB Capital PLC a publicly held company located in the United Kingdom.

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(17)	Includes up to 666,667 shares issuable upon conversion of 12% Series 2004-B Secured Convertible Debentures to be received upon conversion of the Special Notes and up to 330,000 shares issuable upon exercise of Special Note Warrants to be received upon conversion of Special Notes. Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Smithfield Fiduciary LLC (“Smithfield”) and consequently has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield.

(18)	Includes up to 933,333 shares issuable upon conversion of 12% Series 2004-B Secured Convertible Debentures to be received upon conversion of the Special Notes, up to 462,000 shares issuable upon exercise of Special Note Warrants to be received upon conversion of Special Notes, up to 440,000 shares issuable upon conversion of Special Warrants and up to 264,000 shares issuable upon exercise of Unit Warrants to be received upon conversion of Special Warrants. The selling shareholder is managed by Mr. Guy-Phillipe Bertin. Mr. Bertin is authorized to exercise voting and dispositive power over the Special Notes and Special Warrants held by the selling shareholder. Mr. Bertin disclaims beneficial ownership of such Special Notes and Special Warrants.

(19)	Includes up to 75,000 shares issuable upon conversion of 12% Series 2004-B Secured Convertible Debentures to be received upon conversion of the Special Notes and up to 37,125 shares issuable upon exercise of Special Note Warrants to be received upon conversion of Special Notes.

(20)	Includes up to 133,333 shares issuable upon conversion of 12% Series 2004-B Secured Convertible Debentures to be received upon conversion of the Special Notes and up to 66,000 shares issuable upon exercise of Special Note Warrants to be received upon conversion of Special Notes.

(21)	Includes up to 133,333 shares issuable upon conversion of 12% Series 2004-B Secured Convertible Debentures to be received upon conversion of the Special Notes, up to 66,000 shares issuable upon exercise of Special Note Warrants to be received upon conversion of Special Notes and up to 100,000 shares issuable upon exercise of options granted to the selling shareholder that are exercisable within 60 days. Mr. Williams serves as Senior Vice President, Finance and Corporate Development of the Company and is an “affiliate” of the Company as such term is defined in Rule 405 under the Securities Act of 1933, as amended.

(22)	Includes up to 400,000 shares issuable upon conversion of 12% Series 2004-B Secured Convertible Debentures to be received upon conversion of the Special Notes and up to 198,000 shares issuable upon exercise of Special Note Warrants to be received upon conversion of Special Notes. The selling shareholder is controlled by Matterhorn Investment Management LLP. Paul Bate is authorized by Matterhorn Investment Management LLP to exercise voting and dispositive power over the Special Notes held by the selling shareholder. Mr. Bate disclaims beneficial ownership of such Special Notes.

(23)	Includes up to 1,333,333 shares issuable upon conversion of 12% Series 2004-B Secured Convertible Debentures to be received upon conversion of the Special Notes and up to 660,000 shares issuable upon exercise of Special Note Warrants to be received upon conversion of Special Notes. Regent Mercantile Bancorp, Inc. and Mr. Jay Jaski control the selling shareholder. Mr. Jaski controls Regent Mercantile Bancorp, Inc.

(24)	Includes up to 9,333 shares issuable upon conversion of 12% Series 2004-B Secured Convertible Debentures to be received upon conversion of the Special Notes and up to 4,620 shares issuable upon exercise of Special Note Warrants to be received upon conversion of Special Notes. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, exercise investment and voting control over the shares held by Truk International Fund, LP. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk International Fund, LP.

(25)	Includes up to 124,000 shares issuable upon conversion of 12% Series 2004-B Secured Convertible Debentures to be received upon conversion of the Special Notes and up to 61,380 shares issuable upon exercise of Special Note Warrants to be received upon conversion of Special Notes. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, exercise investment and voting control over the shares held by Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.

(26)	Ms. Russell is the spouse of R. David Russell who serves as President, Chief Executive Officer and a director of the Company and who is an “affiliate” of the Company as such term is defined in Rule 405 under the Securities Act of 1933, as amended. Includes up to 400,000 shares issuable upon conversion of 12% Series 2004-B Secured Convertible Debentures to be received upon conversion of the Special Notes and up to 198,000 shares issuable upon exercise of Special Note Warrants to be received upon conversion of Special Notes.

(27)	Includes 1,024,525 shares owned by R. David Russell, President, Chief Executive Officer and a director of the Company and Ms. Russell’s spouse.

(28)	Includes up to 666,667 shares issuable upon conversion of 12% Series 2004-B Secured Convertible Debentures to be received upon conversion of the Special Notes and up to 330,000 shares issuable upon exercise of Special Note Warrants to be received upon conversion of Special Notes.

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PLAN OF DISTRIBUTION

The common shares covered by this prospectus are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. All of the common shares covered by this prospectus are being sold by the selling shareholders or their respective pledgees, donees, assignees, transferees or other successors-in-interest. We will not receive any of the proceeds from the sale of these shares.

The selling shareholders and their respective pledgees, assignees, donees, or other successors-in-interest who acquire their shares after the date of this prospectus may sell the common shares directly to purchasers or through broker-dealers or agents.

The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Sales may be effected in transactions, which may involve block transactions or crosses:

•	through the American Stock Exchange or on any national securities exchange or quotation service on which the common shares may be listed or quoted at the time of sale;

•	through the Toronto Stock Exchange in compliance with Canadian securities laws and rules of the Toronto Stock Exchange through registered brokers;

•	in the over-the-counter market;

•	in transactions otherwise than on exchanges or quotation services, or in the over-the counter market;

•	through the exercise of purchased or written options; or

•	through any other method permitted under applicable law.

In connection with sales of the common shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling shareholders may also sell short the shares and deliver the shares to close out short positions, or loan or pledge the shares to broker-dealers that in turn may sell the shares.

The aggregate proceeds to the selling shareholders from the sale of the common shares offered hereby will be the purchase price of the common shares less discounts and commissions, if any, paid to broker-dealers. The selling shareholders reserve the right to accept and, together with their respective agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling shareholders may sell the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers. The selling shareholders and any broker-dealers or agents that participate in the sale of the common shares may be determined to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the selling shareholders are an “underwriter” within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.

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We are not aware of any plans, arrangements or understandings between the selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the common shares by the selling shareholders. The selling shareholders may decide not to sell any or all of the shares offered by them pursuant to this prospectus and may transfer, devise or gift the shares by other means not described in this prospectus. Moreover, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the private placement of the bridge loan, the Special Notes, the Special Warrants and the compensation option, we granted to the holders of these securities certain registration rights pertaining to our common shares. The agreements provide for cross-indemnification of the holders and us, and its and our respective directors, officers and controlling persons, against specific liabilities in connection with the offer and sale of the common shares, including liabilities under the Securities Act. We have agreed, among other things, to bear all expenses (other than underwriting discounts and commissions, stock transfer taxes and certain legal fees) payable in connection with the registration of the common shares covered by this prospectus.

If required, we will distribute a supplement to this prospectus describing any material changes in the terms of this offering. We have the right to suspend the use of this prospectus for up to 60 days in any twelve month period if we notify the selling shareholders that our board of directors has determined that the sale of our common shares at such time would be detrimental to us and our stockholders or if material non-public information exists that must be disclosed so that this prospectus, as in effect, does not include an untrue statement of a material fact or omit to state a material fact required to make the statements in this prospectus not misleading.

LEGAL MATTERS

Lackowicz, Shier & Hoffman, Yukon Territory, Canada, has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, independent registered Chartered Accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

The Business Corporations Act (Yukon Territory) imposes liability on officers and directors for breach of fiduciary duty except in certain specified circumstances, and also empowers corporations organized under Yukon Territory law to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.

Our By-laws, with certain exceptions, eliminate any personal liability of our directors and officers to us or our shareholders for monetary damages arising from such person’s performance as a director or officer, provided such person has acted in accordance with the requirements of the governing statute. Our By-laws also provide for indemnification of directors and officers, with certain exceptions, to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with us to the maximum extent and under all circumstances permitted by law.

In addition, we maintain officers’ and directors’ liability insurance with Great American Insurance Company and Navigators Insurance Company. The policies are effective through June, 2005.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

APOLLO GOLD CORPORATION

24,137,681

COMMON SHARES

______________________

PROSPECTUS
______________________

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the issuance and distribution of the securities being registered. The following table is an itemized statement of these expenses, other than underwriting discounts and commissions:

SEC registration fee	$2,783
AMEX listing fee	$45,000
Legal fees and expenses	$10,000
Accountant’s fees and expenses	$15,580
Trustee and Transfer Agent fees	$8,000
Printing and engraving	$2,500
Miscellaneous	$35,000
Total	$118,863

Item 15.    Indemnification of Officers and Directors.

The Business Corporations Act (Yukon Territory) imposes liability on officers and directors for breach of fiduciary duty except in certain specified circumstances, and also empowers corporations organized under Yukon Territory law to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.

Our By-laws, with certain exceptions, eliminate any personal liability of our directors and officers to us or our shareholders for monetary damages arising from such person’s performance as a director or officer, provided such person has acted in accordance with the requirements of the governing statute. Our By-laws also provide for indemnification of directors and officers, with certain exceptions, to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with us to the maximum extent and under all circumstances permitted by law.

In addition, we maintain officers’ and directors’ liability insurance with Great American Insurance Company and Navigators Insurance Company. The policies are effective through June, 2005.

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Item 16.    Exhibits.

Exhibit No.	Description

3.1
Letters Patent of the Registrant Brownlee Mines (1936) Limited from the Province of Ontario dated June 30, 1936; Certificate of Amendment of Articles of the Registrant effective July 20, 1972; Certificate of Amendment of Articles of the Registrant effective on November 28, 1975; Certificate of Amendment of Articles of the Registrant effective on August 14, 1978 (Change of name to J-Q Resources Inc.); Certificate of Articles of Amendment of the Registrant effective on July 15, 1983; Certificate of Articles of Amendment of the Registrant effective July 7, 1986; Certificate of Articles of Amendment of the Registrant effective August 6, 1987 (Change of name to International Pursuit Corporation); Certificate of Articles of Arrangement of the Registrant effective June 25, 2002 (Change of name to Apollo Gold Corporation); Certificate of Continuance filed May 28, 2003 (1)

3.2	By-Laws of the Registrant, as amended to date (1)

4.1	Form of Common Shares Certificate (1)

5.1	Opinion of Lackowicz, Shier & Hoffman. (2)

23.1	Consent of Lackowicz, Shier & Hoffman (Included in Exhibit 5.1) (2)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (Included on signature page of this registration statement
______________
(1)	Incorporated by reference to the Registration Statement on Form 10 (File No. 001-31593) filed on June 23, 2003.

(2)	Incorporated by reference to the Registration Statement on Form S-3 (File No. 001-121004) filed on December 6, 2004.

Item 17.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of that Act.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 25, 2005.

APOLLO GOLD CORPORATION

By:	/s/ R. David Russell

R. David Russell President and Chief Executive Offider

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. David Russell	President and Chief Executive Officer, and	January 25, 2005
R. David Russell	Director (Principal Executive Officer)

/s/ *	Chairman of the Board of Directors	January 25, 2005
G. W. Thompson

/s/ *	Director	January 25, 2005
G. Michael Hobart

/s/ *	Director	January 25, 2005
Charles E. Stott

/s/ *	Director	January 25, 2005
W. S. Vaughan

/s/ *	Director	January 25, 2005
Robert A. Watts

/s/ Melvyn Williams	Senior Vice President, Finance and	January 25, 2005
Melvyn Williams	Corporate Development, Chief Financial Officer

*By /s/ R. David Russell, Attorney in-fact, dated January 25, 2005

EXHIBIT INDEX
Exhibit No.	Description

23.2	Consent of Deloitte and Touche LLP